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Following is the transcript of a presentation delivered on March 23, 2010 by Richard C. Ill, Chairman & Chief Executive Officer of Triumph Group, Inc. , Jeffry D. Frisby, President & Chief Operating Officer of Triumph Group, Inc., M. David Kornblatt, Executive Vice President, Chief Financial Officer & Treasurer of Triumph Group, Inc., and Elmer L. Doty, President & CEO of Vought Aircraft Industries, Inc.

Operator

Welcome to the Triumph Group conference call to discuss this morning's press release announcing the acquisition of Vought Aircraft Industries, Inc. This call is being carried live on the Internet. There is also a slide presentation included with the audio portion of the webcast. Please ensure that your pop-up blocker is disabled if you are having trouble viewing the slide presentation.

You are currently in a listen only mode. There will be a question and answer session following the introductory comments by management. On behalf of the company I would now like to read the following statement.

Certain statements on this call constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Triumph's actual results, performance or achievements to be materially different from any expected future results, performance or achievements expressed or implied in the forward-looking statements.

In addition, please note that this call is the property of Triumph Group, Inc., and may not be recorded, transcribed or rebroadcast without explicit written approval.

At this time I would like to introduce Richard Ill, the company's Chairman and Chief Executive Officer; and David Kornblatt, Chief Financial Officer and Executive Vice President of Triumph Group, Inc. Go ahead, Mr. Ill.

Richard Ill  - Triumph Group - Chairman and CEO

Good morning, everybody. Very excited to have this call in regards to our combination with Vought Aircraft Industries. I think, as I hope we will point out today, it's a very exciting acquisition for us.

With me today are three executives -- Jeff Frisby, who is President and Chief Operating Officer of Triumph; David Kornblatt, who is Executive Vice President and CFO; and Elmer Doty, who is President and CEO of Vought Aircraft Industries.

Starting out and talking about the reason for acquiring Vought, the combination of our companies creates a leading tier 1 capable supplier with significant scale. It creates a company that is approximately $3.1 billion in sales and $446 million in pro forma adjusted EBITDA. We are acquiring a premier aerospace franchise and adding substantial technical capabilities at what we view as being a very attractive valuation. It's critically important that we are acquiring aerospace technologies on current and future programs.

Over 80% of Vought's 2009 revenues are associated with sole-source long-term contracts. The valuation we are paying is approximately 5.8 times adjusted EBITDA. The strategic fit couldn't be better. We have complementary platforms and capabilities with a very similar mix, as you'll see in a few minutes, of commercial and military programs.

It provides further diversification across customer base and the programs that we are both involved in. It gives us exposure to new growth platforms and substantial business combination synergies. I will return to that a little bit.

The transaction is expected to be accretive immediately this year with an uplift in EPS while maintaining financial flexibility. The accretion we see is in excess of $1 earnings per share for fiscal year ending March 31, 2011, without considering any synergies or the costs associated with the transaction.

We look at generating approximately $8 million to $10 million or $0.30 to $0.40 per share of annual run rate synergies within the first 18 months. And we maintain a conservatively levered balance sheet with total leverage of 3.2 times pro forma adjusted EBITDA and a significant free cash flow.

The transaction value is approximately $1.44 billion, which includes the assumption of debt Vought has on their books. The payment and consideration of Vought shareholders is 53% cash or $525 million, and 47% stock, which is 7.5 million shares of TGI stock or $461 million.

Our existing TGI shareholders will own approximately 69% of the stock; and the Carlyle Group, the shareholder of Vought, will on approximately 31% of the stock. The closing is expected in July, on or about July 1, after regulatory issues are satisfied -- SEC approval, Hart-Scott-Rodino and a vote by TGI shareholders which will be held between now and that date.

I'll turn it over to Dave to talk about some of the sources and uses.

David Kornblatt  - Triumph Group - EVP and CFO

Thanks, Rick. Good morning. From the source side, we will use approximately $292 million of cash. That's about $100 million of our cash, so we'll still have $50 million plus on our balance sheet, and the balance coming from what we expect Vought's cash position to be at July 1.

We'll borrow about $189 million under our existing facilities, meaning our revolver and our AR securitization. We'll be issuing some new debt, a combination of high yield and term loans, of $700 million. And, as Rick commented earlier, 461 million of Triumph stock.

The uses will be -- stock will go to the Vought shareholders. There will be cash going to the Vought shareholders of $525 million; some other consideration, principally expenses of theirs, $27 million; the repayment of their debt of $590 million; and expenses and fees of $39 million.

We have 100% commitment for our acquisition financing as of yesterday. So that is in place. Permanent financing will be a combination of the existing facilities with our relationship banks and new debt -- again, high yield and term loan. And our leverage will be 3.2 on a pro forma basis.

And we do expect to generate about $750 million of free cash flow. That's real cash flow, for debt reduction over the five-year period. So we see that we get back to traditional Triumph leverage metrics in pretty short order.

With that, I'd like to turn it over to Elmer.

Elmer Doty  - Vought Aircraft Industries, Inc. - President and CEO

Thank you, Dave. And I would like to reiterate a bit earlier that the combination of these two companies takes advantage of many, many synergies in terms of capabilities and operations that will create a very strong company indeed. The company that Vought is today consists of a number of businesses with a lineage that goes back to Northrop Grumman, LTV, Textron, Contour and others, that creates a very rich mix of platforms and capabilities.

When you look at slide eight, you can see that in terms of revenue the revenue mix is 50% commercial and a good balance of military and business jet. But within each one of these sections, the majority of the commercial business consists of significant positions on wide-body commercial aircraft for Airbus and Boeing. Military consists largely of cargo aircraft and rotorcraft, and business jets consists of the larger business jets, for which we produced mostly wings for Gulfstream.

The revenue of $1.9 billion in 2009 splits out, as you can see, about $1 billion commercial, $660 million military and something over $250 million for business jets.

Going to the next page, you can see that among the businesses that comprise Vought, virtually every part of a large aircraft is or has been built with the exception of perhaps the nose landing gear and engines. Today, the company that is Vought builds significant fuselage, wing and control surface and tail components.

Going to the next chart, on page 10, we can summarize some of the major platforms. And I think a very important point here is, with a couple of exceptions, all of these platforms consist of significant sole-source positions with major-league OEMs.

If you look at the Boeing 747, for example, Vought builds virtually the entire fuselage and tail for Boeing. Gulfstream G450 and 550, Vought builds the entire wings. Airbus A330 -- our content consists of wing skins and control surfaces. 777 -- we build the inboard and outboard flaps, ailerons and spoilers. 767 -- the wing center section, and the [F-body] and the horizontal. 787 -- if you've tracked Vought for some time, you might know that Vought started on the 787 program as a major structural partner.

And last summer sold our Charleston operation to Boeing, but we continue to produce a considerable amount of structure for that section, and we are still the design agent for that portion of the fuselage. Boeing 737 -- we build part of the supply on the inboard flaps.

Going to military programs, Vought is the largest supplier to Boeing on the C-17, building the empennage, the complete built-up nacelles and some wing structural components. For Sikorsky we build 860 cabins. For the V-22, we supply the Bell/Boeing joint venture, the empennage and a portion of the fuselage. For the C-130, for Lockheed, we produced the empennage. And for Global Hawk we produced the entire wing for Northrop Grumman.

Finally, on page 12, that's basically a reiteration of what I mentioned on the Charleston operation. And again, I wanted to point out that even though we sold that manufacturing facility, we continue to provide Boeing a variety of engineering services and structural components for that part of the aircraft.

Richard Ill  - Triumph Group - Chairman and CEO

I think, if we go back on page 14 now, the strategic rationale behind this combination -- we are creating, clearly, very much of a leading tier 1-capable supplier with significant scale, especially in the structures business. And as we grow our business in structures, we'll also continue to emphasize some of the control aspect. And I can get back to that later, if you'd like.

It solidifies diversification across the end markets and the platforms. Elmer just gave you an idea of what Vought does, and these are some upscale type programs that Triumph Group is not on right now, which increases that diversification.

It expands, as I mentioned before, our capabilities and clearly expands our technical footprint at what we perceive to be an attractive valuation in the marketplace. It enhances our growth opportunities, especially in new programs and platforms, and it gives us the ability to participate in emerging sector trends and the growth in our industry.

I don't think that the substantial synergy opportunities can be underestimated. We haven't really even had a chance to review what those synergies are in full, other than to say we think it's significant.

On page 15, the bar charts you see sort of put this in perspective on where we stand within the industry. It moves TGI from a company at about $1.254 billion, as the chart shows, with revenue of -- up to revenue of $3.1 billion and EBITDA from $197 million to $446 million.

In regards to our end markets and our platforms, on the bottom of this chart we have always presented our top 10 platforms. That's the programs on the left-hand slide are our top 10 programs. The middle are Vought's top 10 programs. And combined, you can see the top 10 programs that will be there as of approximately July 1, as I mentioned.

Up above, our end markets, Vought's end markets and the combined end markets, you will see that that doesn't change significantly. It diversifies where we are within these programs. And at the end of the day we'll have approximately 50% commercial, which doesn't change much from the two companies.

Military will be a little up from Vought. I think that number will continue to rise as our Triumph content in the military continues to grow. And I think business jet will be about 11%. But more importantly, it will be very much more diversified than it was in the past.

It expands, as I've mentioned a couple of times, our capabilities and our technical footprint. We'll have 250-plus engineers supporting design programs and 800-plus manufacturing engineers. We'll have complete design lifecycle from concept to drawing maintenance, and we'll have very broad experience with multiple customers' platforms and structures.

Engineering services will include design assist, research and development, test lab and bid and proposal design, which, as I said before, moves us up to scale in the aerospace business.

We've had recent relevant experience in high performance metal structures, carbon fiber composites, hardware, software and collaboration tools, and intimate knowledge of advanced manufacturing and tooling solutions. Our growth opportunities in the three major areas -- commercial, military and business and retail jets -- are listed here.

One of the things that Vought brings to the table is more content with Airbus than we have. Some of you who have followed us know that our Airbus content has been as high as 5%, and this will increase our Airbus content significantly in the A-350 and other Airbus -- the A-320, etc. The tanker in the military area will be significant for the combined company, and some joint heavy-lift Rotorcraft that we've both been on for a while.

In the business and regional jets, where you look forward to a relaunch of the Cessna Columbus in both areas, and our scope in the C-series, Bombardier, Cessna and Gulf Stream, will in fact be significant. So we do have substantial growth opportunities going forward.

We are well positioned for a cycle recovery in the cargo business and in Asia as these slides show. Two of Triumph's top five programs will directly benefit from improving cargo flows and traffic growth in Asia, as you can see on the combined top 10 platform here in the shaded areas.

And Boeing has recently announced preproduction rates for both the 747-8 and the 777, which are significant programs for both companies. The 747-8 production rate has increased from 1.5 per month to two per month, starting in mid-2012 versus mid-2013 in the original plan. And 777 production rate increased from 5 to 7 per month in mid-2011.

And below we're just trying to show what the growth is in cargo over a period of time, starting -- looking at going back to January 2009 and then the beginning of 2010, and the passenger traffic growth in North America. And the dotted line is Asia as we go forward, which will help our company.

The synergy opportunities I've talked about a number of times, we're just giving some of the -- paying attention to some of the details here. Our auditors are the same. I know they like being mentioned first in our cost synergy analysis. I hate to disappoint them.

We look at things like insurance savings. In addition and much more importantly, Vought currently purchases close to $200 million of items produced by Triumph from other sources, and we'll certainly be taking a good look at that, as to those synergies and savings that we can generate.

A large amount of Vought-manufactured parts are targeted for outsourcing, and we think we can be competitive in manufacturing some of those. And also there will be strong utilization, potentially, of our new Mexican facility that is currently being constructed.

We think we have a lot of vertical integration synergies and enhanced factory utilization rates as we go forward. As I mentioned before, we expect up to $10 million of annual run rate synergies within the first 18 months. And I mean that is permanent expense taken out of our businesses.

With that, I'll turn it back over to Dave for the financial projections, etc.

David Kornblatt  - Triumph Group - EVP and CFO

Thanks, Rick. Just wanted to go over some high-level projections. Please don't interpret this as guidance for Triumph going forward. We intend to issue our guidance in our normal course, which means when we close our Q4 and issue our earnings release in the last week of April we will give you our initial guidance for our fiscal 2011. And we intend to update that when Vought becomes officially part of the Triumph family, hopefully at the end of our first quarter, which we are obviously looking forward to.

But on a full run rate pro forma basis, as Rick said before, we are looking at a company with $3.1 billion in revenue growing to $3.3 billion in 2012 or fiscal 2012. EBITDA going from $461 million up to $517 million, and capital expenditures probably at a level that's fairly consistent with what the two companies are spending today.

Don't want to get into all amortization details on our exact interest rates, but what we can tell you is that we anticipate what we think is significant accretion, in excess of $1 in our first fiscal year, assuming they were in for a full year, and $1.50 in our second full year. So obviously, very impactful to Triumph's numbers.

On the next page, just to give you an idea of what our debt will look like or what we think it will look like, we'll have total debt of $1.4 billion, made up of senior secured debt of $644 million, unsecured debt of $400 million and subordinated debt of $368 million. Our convertible debt is included in that subordinated debt that would be retired during our fiscal 2012.

We then show here, to be sort of extra conservative, the after-tax pension and OPEB liabilities. We count that as debt for this purpose in this presentation. This is probably consistent with what the rating agencies would see, and that shows that we have a total debt including the after-tax, pension and OPEB of 61% and equity of 39%.

That will quickly correct itself to normal standards within a few years, as I indicated earlier. We're going to generate $750 million of cash flow over the next five years, fairly pro rata, to reduce our debt. If you were to exclude the pension and OPEB, the debt-to-cap ratio would be 52% debt, 48% equity.

Turning to the last -- page 24, I just want to give you some insight into Vought's pension and OPEB liabilities. Vought does have some sizable liabilities that are about at $565 million on the pension side. That's really comprised of $615 million at the end of 2009, and we will be making a voluntary funding of $50 million shortly after the acquisition is completed.

There's five funded defined-benefit plans, but all five of those plans are now frozen. No one hired after 1991 is accruing a benefit. Approximately 14% of the active population is accruing a pension today. So it's a heavily retiree population in their pension plan, and one that we believe is manageable.

On the OPEB side, other post-retirement benefits, that's at $400 million. Vought has done a commendable job, in my view, of mitigating the impact of health cost increases. They have managed, in some cases, merely to provide insurance rather than full medical coverage. So we are very confident.

We spent a lot of time on these two areas during due diligence. We believe that this liability, in particular, is one that's going to descend rather predictably over the initial years, as we don't see much risk that that obligation will be growing.

So these are significant liabilities we're taking on, but we have very significant cash flow, and we feel comfortable with that. With that, I'll turn it back over to Rick.

Richard Ill  - Triumph Group - Chairman and CEO

Hopefully we've given you, in all, a good idea of why we are acquiring Vought. I think that we have a company that has the potential today of becoming a much more efficient company and creating more value for our shareholders.

I'd be remiss if I didn't commend people from Vought and Triumph for the work they did during what was a rather robust due diligence period, at times. So people from both companies have contributed greatly to it and will contribute greatly to our success going forward. So I thank all of those. And at this point in time I'll open it up for any questions anybody may have.

 QUESTION AND ANSWER

Operator

(Operator instructions) Matt Vittorioso.

Matt Vittorioso  - Barclays Capital - Analyst

Matt Vittorioso, Barclays Capital. Good morning. I was wondering if you could talk about what, I guess, gives you comfort that here in 2010 or your fiscal 2011 you will be able to grow EBITDA, particularly on the Vought side. I guess I would -- maybe if we could get some color on the C-17 specifically, I think that production rates around the C-17 are coming down and maybe around some other production, some other programs, production rates are coming down as well. So if you could just comment on what gives you comfort that EBITDA will be increasing?

Richard Ill  - Triumph Group - Chairman and CEO

I think there's two answers to that question. Number one, the C-17 is not going away. It's an issue that we are concerned with both at Vought and at Triumph. I think the C-17 will still be a good program for at least the next year.

Secondly, there are other programs which in fact are increasing and other programs upon which we are bidding and we want to increase our scope. Thirdly, as I've mentioned before, I think that from a cost and efficiency point of view, I think that both our companies will have the factory utilization factor be significant for both of us. And the synergies that we can develop out of our factories will in fact be significant enough to at least grow to that $10 million number that I mentioned.

David Kornblatt  - Triumph Group - EVP and CFO

I think on the specific programs you are thinking about 747-8 ramping, looking forward to the Intercontinental coming on. Build rates on V-22 are going to be increasing. And obviously Vought continues to improve their operations, particularly around some of their Black Hawk and others. So I think Vought will benefit both from better execution, as we all try and do, as well as volume.

Richard Ill  - Triumph Group - Chairman and CEO

Parenthetically, I would say that the difference in Vought today versus a year or two ago was exactly what Elmer talked about, and that's the shedding of the Charleston plant and the issues that surrounded around that. And they are still very much involved in all the programs that Elmer covered.

Matt Vittorioso  - Barclays Capital - Analyst

You mentioned factory utilization. One of the things that's come up in the past around Vought is the idea that they probably just have a bit too much space. Dallas, I think, has not been fully utilized. Will you guys be able to dig into rationalizing the facilities that Vought has and make some headway on that?

Richard Ill  - Triumph Group - Chairman and CEO

Well, certainly that's one of the areas we'll be looking at. But in our due diligence, based on what Vought pays for that plan on an amortization or rent basis, it's not a number that significantly affects the profitability of our operation going forward. Having said that, we are certainly going to look at issues like what Vought can outsource to our companies to help them and vice versa, which perhaps will reduce the footprint in some of those plants.

So that's an issue that we realize exists. We're not overly concerned with it, as I said, based on the due diligence we did. But I'm sure that we'll have more to say about that in the future.

Matt Vittorioso  - Barclays Capital - Analyst

If we could just get a little more color around your expectation of generating $750 million of cash over the next five-year period, if I look at Triumph over the last 12 months you have generated about $150 million of free cash flow yourself. Vought, however, still seems to be ramping up or increasing its working capital. And with the pension contributions that are required over the next few years, what are your assumptions there?

Can the Vought portion of the business breakeven on cash and then Triumph continue at its current cash flow generating pace? Just a little more color around that would be helpful.

David Kornblatt  - Triumph Group - EVP and CFO

We see Vought producing positive cash flow. I think that Triumph has done an excellent job of late, I would think even more than the last 12 months, probably last two years. I think that we're looking forward, actually, to receivables being a slight use of cash, whereas it has been a source of cash, and that our business will start to grow again. So I think our cash flow inevitably has to come down a little from the working capital side.

So I think that, depending upon how you allocate the interest and the incremental cash associated with that, I think both companies will contribute to the cash flow we're projecting. And I think first year we are looking at around $150 million of positive cash flow from the business. And it really is relatively pro rata, other than we have a big debt reduction we have to deal with in fiscal 2012.

Matt Vittorioso  - Barclays Capital - Analyst

Right, so you are saying that Vought will contribute even beyond having to contribute to its pension?

David Kornblatt  - Triumph Group - EVP and CFO

Yes.

Matt Vittorioso  - Barclays Capital - Analyst

Do you expect that Vought's increasing working capital -- it seems to have continued to increase even post selling the 787 assets -- is that going to slow here in 2010 or reverse somewhat?

David Kornblatt  - Triumph Group - EVP and CFO

Yes. I think on some metrics Vought does a better job than we do. I think a lot of that was associated with the nonrecurring work on 747-8 and the inevitable working capital builds that go with those engineering processes as you work out getting reimbursed from the customer. So going into their calendar 2010, which is what we were due diligencing, I think they do a pretty damn good job on their working capital. And we don't see that spiking the way it had in the last year or so, mainly because of 747-8.

Matt Vittorioso  - Barclays Capital - Analyst

And just one quick capital structure -- I guess, from the pro forma capital structure you provided, you expect to issue new senior notes ahead of the existing 8% senior sub notes. Is that correct?

David Kornblatt  - Triumph Group - EVP and CFO

That's correct.

Operator

Peter Arment.

Peter Arment  - Broadpoint - Analyst

Peter Arment, Broadpoint. Congratulations on what looks like very much a transformational deal. Rick, can you give us what are the lockup provisions that Carlyle has?

Richard Ill  - Triumph Group - Chairman and CEO

I forget. One year, I think.

David Kornblatt  - Triumph Group - EVP and CFO

One year absolute, and then after one year they have some registration rights. There are restrictions on who they can sell to. It's pretty standard and customary.

Peter Arment  - Broadpoint - Analyst

On your supply chain rationalization, your comments about the $200 million of items being purchased -- produced, it seems like that's a real opportunity. The $10 million -- is that first guess or first glance on this? It seems like that number could go higher in terms of overall synergies.

Richard Ill  - Triumph Group - Chairman and CEO

I would agree with you. I think it can go higher. But true to form, I'm not going to be aggressive in that number at this point in time. We've got a lot of work to do.

Peter Arment  - Broadpoint - Analyst

Right, okay. Back to the factory utilization, I had a question about Dallas. Is there an opportunity for you guys -- normally don't, I think, move any of your operations around. Is that something that you would consider, just giving the large footprint that they have there?

Richard Ill  - Triumph Group - Chairman and CEO

Absolutely. That's what we have to look at, what we can do. We've looked at processes and things that we can do within the new company that can save a lot of money. I'm optimistic that that will happen.

We've even done a lot of -- we've had conversations and will have a lot more conversations in regards to what we do in Mexico with our plant and what areas that we can move into their plant. So anything is open. The way we are looking at this thing is that we have one chance to take advantage of a lot of synergies and a lot of changes within the company, and we are going to do that.

David Kornblatt  - Triumph Group - EVP and CFO

I would also add that Vought already has a number of initiatives that were going to happen whether or not this deal happened, to address their utilization and their efficiency of their costs. So there's a lot of goodness to come just on that front.

Peter Arment  - Broadpoint - Analyst

In general, your overall business jet exposure -- but it seems like Vought is very much tied to the high end, and it seems like there are some opportunities there, given that there's a number of different business jet platforms that seem to be coming back to life, particularly Columbus. How have you looked at that?

Richard Ill  - Triumph Group - Chairman and CEO

Well, as I mentioned before, we look at that as a tremendous opportunity. Vought does an awful lot of business and is very close to Gulfstream. We do some Gulfstream work, but we are not as strong there.

I think that with the breadth of our product that we've talked about a lot in the past, with the addition of the Vought technology and structures both there and at Cessna, which is our top business jet company, if you take just those two companies in the business jet area, there's tremendous opportunities to increase those platforms.

Peter Arment  - Broadpoint - Analyst

What is the planned debt reduction for fiscal 2012?

David Kornblatt  - Triumph Group - EVP and CFO

By the end of fiscal 2012 we expect to be down into the 40s on our debt to total cap. I think we'll generate about $100 million, $150 million in first year, maybe $150 million even more in fiscal 2011. And then we will retire the subordinated debentures, so that's where that cash flow will go.

So I would see is retiring $250 million to $300 million of debt by the end of fiscal 2012.

Peter Arment  - Broadpoint - Analyst

That's great. Okay, and congratulations. Thank you.

Operator

Ken Herbert.

Ken Herbert  - Wedbush Morgan - Analyst

Wedbush Morgan. Just want to follow up on the discussion you had about the top 10 programs. As you look for what will be the pro forma list, obviously great position on the 747-8 and 777, in particular, and some of these others. What's the opportunity, just thinking out, say, specifically, on the 787 to increase exposure to that particular platform or, say, the Airbus 350 as part of the new, the pro forma company, moving forward in the next one or two years?

Richard Ill  - Triumph Group - Chairman and CEO

I think the possibility is significant. I think that from my perspective, when Vought sold the Charleston plant to Boeing, there were those that thought that gets the Vought plants out of the 787 business. And that is not the case; there's content on 787. There is more potential there in the 787.

As you know from the past, the 787, I think, prior to this -- and I've got to look at the chart again -- I think is about fifth or sixth and will in fact grow as we get to production level on the 787, starting at the end of maybe the fourth quarter of 2010, early 2011. So I think the possibility on those programs are in fact significant and we will continue to grow them.

David Kornblatt  - Triumph Group - EVP and CFO

The thing you've got to remember is normally we coach you by backlog from the Triumph heritage. These are our revenue numbers, so we've always said our 787 content is our largest airplane chipset content. We don't give you the number.

So it's a slam-dunk that 787 will be on this list when it gets to meaningful production. This is the revenue chart. 787 backlog for us continues to grow as full production gets closer to our 24-month definition of backlog. So there's more opportunities, but it is going to be a meaningful program for us even with the orders we have today.

Ken Herbert  - Wedbush Morgan - Analyst

That's very helpful to get that distinction between the top 10 on backlog versus down revenue. Can you comment on -- now that it seems like you've got a whole other sort of exposure to Airbus, can you talk about through the -- [the 33/40], potential opportunities there to build out that business further?

Richard Ill  - Triumph Group - Chairman and CEO

I think there's a tremendous opportunity.

We've already had conversations as to upcoming Airbus meetings. We've had conversations about content that Vought has within Airbus. And we'll be working with Airbus to have them more aware of what we do as the new Triumph across the board, not only structural products but our other capabilities within Triumph that we are not currently participating. We think that we can grow our market share there rather significantly.

Ken Herbert  - Wedbush Morgan - Analyst

Thank you very much and congratulations.

Operator

Stephen Levenson.

Steve Levenson  - Stifel Nicolaus - Analyst

I'm from Stifel Nicolaus. Good morning, everybody, and congratulations. It's great to see such a significant deal.

One thing you haven't mentioned is, do you expect Vought or Carlyle Group to maintain any sort of active position, for example, board representation? And what do you see as far as management movement between the companies?

Richard Ill  - Triumph Group - Chairman and CEO

I'll take the second one first. We really haven't had a chance to develop any management movement between locations or anything. This obviously will be part of the integration discussion, and what we do with various disciplines.

We started to talk about that yesterday, after we signed the agreement. And we'll continue to talk about that during the period of time between now and closing, so we can hit the ground running when we close. And those conversations have been very positive from my perspective.

In regards to Carlyle Group involvement on our board, we will expand our board going forward, and three of the members of the new board will be Carlyle representatives. One that we are going to recommend -- Elmer will be on our board, as will a representative from Carlyle Group and one other representative from Carlyle Group who will be an outside board member. So there will be three that will, quote, represent Carlisle.

But Carlyle Group is a 31% shareholder. So it's not a -- our board will not be a them-and-us type of board. I think I've said that to Carlyle about 43 times. Now it's 44. But I think it will be a very successful board that will bring a number of disciplines and expertise to our board.

Steve Levenson  - Stifel Nicolaus - Analyst

How does the risk sharing profile change as you become more of a tier 1 contractor?

Richard Ill  - Triumph Group - Chairman and CEO

Damned if I know. I think it will be an issue. The bigger you get, the more givebacks people want. But it's it up to us to do two things -- number one, explain to our customer base the way we have to operate, number one. And it's also up to us to take advantage of synergies and efficiencies, to be able to serve the customer base better. And that's one of the things that we talk about.

In the beginning of the conversation I talked about we are tier 1-capable. That doesn't mean we want to be tier 1 every time we bid a job.

Steve Levenson  - Stifel Nicolaus - Analyst

You talked about acquiring aerospace technologies. Was there one particular item that really drew you to want to make the deal here? Or is it just that it makes such good strategic sense overall?

Richard Ill  - Triumph Group - Chairman and CEO

I don't think there's any one particular item. There's a number of items and there are a number of very good people within Vought.

As we've grown our business, one of our challenges is to have top people that help us run our company. And I think that this acquisition gives us that, in many respects. There are a lot of good people there, and they have a lot of good technologies and different technologies than we have.

Operator

Bill Mastoris.

Bill Mastoris  - Broadpoint Capital - Analyst

Broadpoint Capital. On the Vought 8% senior notes, I just want to make sure it's your intention to take these out at 101 on the change of control. Would that be correct?

David Kornblatt  - Triumph Group - EVP and CFO

Correct.

Bill Mastoris  - Broadpoint Capital - Analyst

What new programs can you now aggressively bid for on the commercial aircraft side or the military side that you couldn't bid on before -- again, with an eye towards new business?

Richard Ill  - Triumph Group - Chairman and CEO

I don't know if I can answer that question. There was really no program that we couldn't bid on before. I think this gives us significantly more credibility and scale going forward to bid on any program.

David Kornblatt  - Triumph Group - EVP and CFO

And frankly, we can deliver more content on a particular program, which I think most of our customers appreciate buying more things from less people. For instance, we're a supplier today to Vought on Black Hawk. It's just going to be a lot easier for us to do a better job for Sikorsky on that if we are one company. I think that there's a lot of opportunities like that for us to deliver a whole different product because we are working together better.

Operator

Mike Terwilliger.

Mike Terwilliger  - Bank of America - Analyst

Just a quick high-level hairsplitting on the 101 -- could you structure this deal in such a way to take the amount of par by the Vought complex since they currently are callable at par?

David Kornblatt  - Triumph Group - EVP and CFO

Yes. We're going to take it out however we can. I don't want to get into that right now; we have to work on that. We know the debt is redeemable. It's required. And there's two options for us; we can tender for them, we can call them after the deal is closed. I don't think that 1% is impactful to the deal right now.

Mike Terwilliger  - Bank of America - Analyst

So you are not firm on the 101? You still would consider the tender at par; correct?

David Kornblatt  - Triumph Group - EVP and CFO

I think we will consider both.

Operator

Sam Pearlstein.

Sam Pearlstein  - Wells Fargo - Analyst

Wells Fargo. I did have a question on the $200 million worth of sales that you have to Vought. Is any of that on the military programs? And is there any sort of a profit-on-profit issue that we have to think about on a go-forward basis?

David Kornblatt  - Triumph Group - EVP and CFO

The $200 million?

Sam Pearlstein  - Wells Fargo - Analyst

Yes, in terms of intercompany sales.

David Kornblatt  - Triumph Group - EVP and CFO

Today there's $200 million of things that Vought buys that we don't supply. That's a big opportunity. It's mostly in the commercial world. But that's an opportunity, so those are things mostly we could make. So to us, that's a huge potential upside in terms of Triumph factory utilization.

Sam Pearlstein  - Wells Fargo - Analyst

Right now, is there much where you either supply Vought or Vought supplies you?

David Kornblatt  - Triumph Group - EVP and CFO

Under $50 million. It's not a significant intercompany issue there in our pro forma financials.

Operator

Howard Rubel.

Howard Rubel  - Jefferies - Analyst

Jefferies. Was this an auction? And could you give us a little bit of the deal history, please?

Richard Ill  - Triumph Group - Chairman and CEO

This is a negotiated transaction, but we're not going to comment on the -- it was a long process. It was negotiated. There may have been other bidders initially.

Howard Rubel  - Jefferies - Analyst

So you are protected with a breakup fee?

Richard Ill  - Triumph Group - Chairman and CEO

Yes.

Howard Rubel  - Jefferies - Analyst

The numbers that you gave us four 2011 -- that is for 12-month numbers. But when we think about what you will report on actual basis, we should think about nine-month numbers? Is that a fair way to think about it?

Richard Ill  - Triumph Group - Chairman and CEO

That's correct, assuming that -- we are not anticipating any problems getting through the FCC. But that's our target date. So yes; if it closes on July 1, it would be less than that because we'll only have Vought for nine months. Correct.

Howard Rubel  - Jefferies - Analyst

So the proxy will be what? It would be 30 days before that we would see it, more or less?

Richard Ill  - Triumph Group - Chairman and CEO

Correct.

Howard Rubel  - Jefferies - Analyst

And then the pro forma combined adjusted EBITDA that you provided of $461 million -- does that assume around $250 million of Vought numbers?

David Kornblatt  - Triumph Group - EVP and CFO

We don't want to get into splitting it, but you are not far off.

Howard Rubel  - Jefferies - Analyst

If we thought about the 747-8, in your projections, does that represent roughly a quarter of Vought revenues?

Richard Ill  - Triumph Group - Chairman and CEO

At this point we are going to use the Triumph stance. We don't comment on chipset values or specific revenues. That's just not something we've ever given out.

Operator

Jonathon Rankin.

Jonathon Rankin  - Imperial Capital - Analyst

Imperial Capital. I want to go back to the $200 million of payments produced by other companies that aren't -- companies outside of Triumph. Do you view -- it's my understanding that components produced on aircraft -- each one needs a certificate and needs to be approved. Would there be any potential issues with Triumph getting approval to use their components as opposed to like a TransDigm or another company that's currently being used?

Richard Ill  - Triumph Group - Chairman and CEO

No. I sincerely doubt it. Both companies are very close to all their customer bases. As a matter of fact, our take right now on our suppliers -- I'm sorry, our customers that we've talked to is they look at this as being a very favorable combination. I can't see that happening at all.

Operator

Are there any additional questions, ladies and gentlemen? I'm showing no further questions. If there are no further questions, this concludes the conference call.

This call will be available for replay today, March 23, 2010, through March 30, 2010. You may access the replay system at any time by dialing 1-888-266-2081. International participants, dial 703-925-2533. Enter the replay code 144-4278. (Repeats numbers.)

Thank you all for participating and have a nice day. All parties may disconnect now.

Forward-looking statements

Parts of this transcript may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause Triumph’s actual results, performance, or achievements to be materially different from any expected future results, performance, or achievements. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Triumph and Vought, including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts.  The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure to obtain the approval of Triumph shareholders; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. For more information, see the risk factors described in Triumph’s current Form 10-K and other SEC filings.

Additional Information

In connection with the proposed merger, Triumph will file a proxy statement with the SEC. Triumph will mail the definitive proxy statement, when available, to its shareholders. Investors and security holders are urged to read the proxy statement regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement (when available) and other related documents filed by Triumph with the SEC at the SEC's website at http://www.sec.gov. The definitive proxy statement (when available) and the other documents may also be obtained for free by accessing Triumph’s website at http://www.triumphgroup.com under the heading "Investor Relations" and then under the heading "Financial Information" and then under the heading "SEC Filings."

Participants in the Solicitation

Triumph and its directors, executive officers and certain other members of management and employees may be soliciting proxies from shareholders in favor of certain matters relating to proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders in connection with such matters is filed with the SEC. Information about the directors and executive officers of Triumph is set forth in Triumph’s definitive proxy statement filed with the SEC on June 23, 2009. Additional information regarding the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the SEC. You may obtain a free copy of the definitive proxy statement (when available) and other related documents filed by Triumph with the SEC using the contact information described above.